Exhibit 99.1

Yadkin Valley Financial Corporation Announces

Fourth Quarter and Full Year 2008 Results

Fourth Quarter Highlights:

•                  Total loan growth of 25% (annualized) from the end of the third quarter

•                  Received approval for $36 million in new capital under the U.S. Treasury Department’s Capital Purchase Program

•                  Tier 1, total capital, and leverage ratios of 9.15%, 10.34%, and 8.25%, respectively for the bank holding company as reported to the Federal Reserve; tangible equity ratio of 6.38%

•                  Loan loss reserves increased to 1.54% of total loans, compared to 1.42% in the third quarter

•                  Provision for loan losses of $4.4 million, an increase of $3.0 million compared to the third quarter

•                  Nonperforming loans increased modestly to 1.01% of total loans from 0.83% of total loans in the third quarter

•                  Nonperforming assets increased to 1.09% of total assets from 0.86% in the third quarter

•                  Net charge-offs of 0.60% of average loans (annualized), an increase from 0.24% (annualized) during the third quarter

•                  Net interest margin of 3.02%, a decrease of 31 basis points compared to 3.33% during the third quarter

•                  Net income of $217,000 or $0.02 per diluted share

•                  Declared fourth quarter dividend of $0.13 per share

Full Year 2008 Highlights:

•                  Successfully closed and integrated the acquisition of Cardinal State Bank, which added $218 million in total assets within the attractive Durham market

•                  Sidus Financial, Yadkin Valley’s mortgage subsidiary, closed in excess of $1.0 billion in new mortgage loans during 2008, a record level of originations

•                  Total loans grew 30% at December 31, 2008 compared to December 31, 2007; year-over-year loan growth excluding the Cardinal acquisition was 15%

•                  Total deposits increased 20% on a year-over-year basis; excluding the Cardinal acquisition, deposits increased 2%

•                  Net charge-offs of 0.26% of average loans, an increase from 0.10% at December 31, 2007

•                  Net income of $6.7 million, or $0.59 per diluted share

Elkin, NC — February 13, 2009 — Yadkin Valley Financial Corporation (NASDAQ: YAVY), the holding company for Yadkin Valley Bank and Trust Company, announced financial results for the fourth quarter and full year ending December 31, 2008. Net income for the fourth quarter of

2008 totaled $217,000 or $0.02 per diluted share, compared to net income of $3.1 million or $0.29 per share in the fourth quarter of 2007. The decrease in quarterly net income was primarily due to a $2.7 million increase in the provision for loan losses as compared to the same period as last year. Also impacting net income was a 6% decrease in net interest income, which was primarily driven by a decrease in the prime rate of 400 basis points during 2008.

Net income for the year ended December 31, 2008 was $6.7 million or $0.59 per diluted share, compared to $14.7 million or $1.37 per diluted share for the year ended December 31, 2007. The decrease in net income for the full year ended December 31, 2008 was primarily due to a $5.4 million increase in the provision for loan losses as well as a 4% decrease in net interest income.

Bill Long, President and CEO commented, “As the economic environment becomes even more difficult, Yadkin Valley remains well-positioned to manage the challenges ahead of us. During the fourth quarter, nonperforming assets increased slightly to 1.09% of total assets from 0.86% in the third quarter. While this is above our historic average, our asset quality remains attractive relative to our peers and the industry as a whole, which revealed nonperforming assets as a percentage of total assets above 2.00% on average as of the fourth quarter of 2008. While our asset quality continues to outperform our peers, our reserves as a percentage of total loans are in line with our peers, which on average were above 1.75%. During 2008, we significantly improved our credit administration and review processes, and these improvements will allow us to effectively manage problem assets as we move forward in 2009.

“We remain well-capitalized from a regulatory standpoint, and are pleased to be adding $36 million in new capital during the first quarter of 2009 under the Treasury’s Capital Purchase Program. This additional capital will allow us to selectively take advantage of the unique opportunities that have arisen as a result of the market disruption within the banking industry that began last September, particularly as we begin to complete the American Community merger. We believe that we have sufficient capital to grow our franchise, as well as absorb any potential loan losses.

“During the fourth quarter, we made substantial progress on planning the American Community merger and integrating their employees and processes. The planned extensive training is ongoing for American Community employees in areas including risk grading and underwriting loans, real estate value assessment, and problem loan reporting and tracking. We have reviewed American Community’s loan portfolio extensively for potential losses, and believe that the risk inherent in its loan portfolio is manageable. The merger remains on track, and is expected to close soon after the special shareholders’ meetings scheduled for February 26, 2009. Since the end of 2002, we have successfully integrated three financial institutions with total assets of $587 million, and we believe this speaks to our ability to successfully acquire and integrate quality financial institutions.

“While credit quality remains our top priority, we are still focused on profitable growth. Sidus Financial, our mortgage subsidiary, completed a record year in 2008 in terms of originations, closing just over $1.0 billion in new mortgage loans, and begins 2009 with a loan pipeline at record levels. We believe this volume is significant in light of the current weak housing environment, and expect it to improve our noninterest income.

“Lastly, while we are cautiously optimistic about growth prospects for the markets in which we operate, we believe that we will successfully weather a difficult 2009. We expect modest loan growth compared to prior years, excluding the American Community merger. We believe that our net interest margin will remain relatively stable during the first quarter of 2009 as deposit pricing has become more rational across our markets.  We anticipate that we will continue to add to our loan loss reserves as we expect economic conditions to weaken over the next six months. While we anticipate that our asset quality metrics will deteriorate slightly during the first half of 2009, we believe that they will continue to outperform our peer and industry averages, and remain at manageable levels.”

FOURTH QUARTER 2008 FINANCIAL HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $9.9 million, a decrease of 6% compared to $10.5 million in the fourth quarter of 2007. The decrease in net interest income on a year-over-year basis was primarily due to the 400 basis points decrease in the prime rate during 2008, which had a more immediate effect upon variable rate loans than deposit costs. The net interest margin decreased by 101 basis points to 3.02% in the fourth quarter of 2008 from 4.03% in the fourth quarter of 2007.

Compared to the third quarter of 2008, net interest income decreased 7%. The decrease in net interest income was primarily due to a 31 basis point decrease in the net interest margin, to 3.02% from 3.33%, primarily resulting from the 175 basis points decrease in the prime rate that occurred during the fourth quarter of 2008.

Non-Interest Income

Non-interest income increased 22% to $4.5 million, compared to $3.7 million in the fourth quarter of 2007. The increase in year-over-year non-interest income was primarily related to a 14% increase in service charges, and a 51% increase in mortgage sale gains. Also contributing to the increase in non-interest income was a $215,000 write-down to market value of other real-estate owned during the fourth quarter of 2007. This real estate, most of which was rental property, was acquired in a foreclosure which occurred during the third quarter of 2007.

Compared to the third quarter of 2008, non-interest income increased $1.5 million (48%). This increase was primarily due a third quarter pretax charge of $972,800 for other than temporary impairment on Freddie Mac preferred stock. Excluding this charge, non-interest income would have increased 12% compared to the third quarter. Service charges increased 2% sequentially, while gains on mortgage sales rose 20%.

Non-Interest Expense

Non-interest expense increased 26% to $10.1 million compared to $8.0 million in the fourth quarter of 2007. The year-over-year increase was largely due to additional salary and benefits expense, occupancy expense, and other expense associated with the Cardinal State Bank acquisition.

Compared to the third quarter of 2008, non-interest expenses increased 4%, primarily due to a 24% increase in other expense. The increase in other expense was primarily related to an increase in year end payables over the prior year.  These payables consisted of normal operating expenses accrued at each year end that increased due to additional bank branches and timing of vendor billing. Offsetting the increase in other expense was a 4% decrease in salaries and employee benefits, due to the reversal of incentive plan accruals, and a 14% decrease in occupancy expense due to the reversal of prior quarters’ over accrual for property taxes.

Balance Sheet Growth

Total assets increased $315.6 million, or 26% compared to the fourth quarter of 2007. Total loans increased $286.0 million, or 30% compared to the fourth quarter of 2007, and total deposits increased $191.6 million, or 20%. The increase in assets, loans, and deposits on a year-over-year basis was primarily due to the acquisition of Cardinal State Bank. Excluding the Cardinal acquisition, assets increased 8%, loans increased 15%, and deposits increased 2% year-over-year.

Compared to the September 30, 2008, total assets, loans, and deposits increased 16%, 25%, and 17% on an annualized basis. The increase in loans was largely driven by an increase in already established equity credit lines, particularly within the Cardinal State and Piedmont markets.  Deposit growth was primarily driven by an increase in CDs as well as money market accounts as customers moved their balances to Yadkin Valley as a result of the disruption in the banking environment. Deposit growth was strong, particularly in the Yadkin Valley and High Country regions.

Asset Quality

Nonperforming loans increased by $2.9 million to $12.6 million or 1.01% of total loans compared to $9.7 million or 0.83% of total loans as of the third quarter of 2008. The majority of the increase was due to the addition of one $1.8 million residential builder relationship which was added to nonaccrual loans during the fourth quarter of 2008. The remainder of the additions to nonperforming loans was related to several smaller credits comprised of various loan types. Approximately 25% to 30% of the Company’s nonaccrual loans continue to pay as agreed. The following chart highlights nonperforming loans by loan category, and as a percentage of total loans:

	Nonperforming Loan Analysis
	(Dollars in thousands)
	Fourth Quarter 2008		Third Quarter 2008
		% of		% of
	Outstanding	Total	Outstanding	Total
Loan Type	Balance	Loans	Balance	Loans
Construction/land development	$1,777	0.14%	$1,881	0.16%
Residential construction	1,807	0.15%	855	0.07%
HELOC	219	0.02%	708	0.06%
1-4 Family residential	2,187	0.18%	722	0.06%
Multifamily residential	539	0.04%	103	0.01%
Commercial real estate	1,585	0.13%	542	0.05%
Commercial & industrial	4,288	0.35%	4,603	0.40%
Consumer & other	148	0.01%	253	0.02%
Total	$12,550	1.01%	$9,667	0.83%

Other real estate owned (OREO) totaled $4.0 million at the end of the fourth quarter compared to $3.0 million in the third quarter. The increase in OREO was primarily attributable to tracts of land that were acquired in foreclosure. Total nonperforming assets were $16.6 million or 1.09% of total assets as of December 31, 2008, up from $12.7 million or 0.86% of total assets as of September 30, 2008.

During the fourth quarter of 2008, net charge-offs totaled 0.60% of average loans on an annualized basis, compared to 0.24% during the third quarter of 2008. Loan loss reserves as a percentage of total loans increased to 1.54% in the fourth quarter of 2008, up from 1.42% in the third quarter of 2008.

Capital

Yadkin Valley remains well-capitalized for regulatory purposes. As of December 31, 2008, the total capital ratio was 10.34%, Tier 1 ratio was 9.15%, and leverage ratio was 8.25% for the bank holding company. The bank’s total capital ratio was 10.26%, Tier 1 ratio was 9.01%, and leverage ratio was 8.12%. Tangible equity as a percentage of tangible assets was 6.38%.

Conference Call

Yadkin Valley Financial will host a conference call today at 11:00 a.m. EST to discuss fourth quarter and full year 2008 financial results. The call may be accessed by dialing 877-545-1490 at least 10 minutes prior to the call. A webcast of the call may also be accessed at http://investor.shareholder.com/media/eventdetail.cfm?mediaid=35521&c=YAVY&mediakey=AEF65777FEB6DAF
4428EFC8BD7771FE4&e=0 (Due to its length, this URL may need to be copied and pasted into your Internet browser’s address field. Remove the extra space if one exists.)

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About Yadkin Valley Financial Corporation

Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full service community bank providing services in 29 branches throughout its four regions in North Carolina. The Yadkin Valley Bank region serves Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties.  The Piedmont Bank region serves Iredell and Mecklenburg Counties. The High Country Bank region serves Avery and Watauga Counties. The Cardinal State Bank region serves Durham, Orange, and Granville Counties. The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina and operates a loan production office in Wilmington, NC. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network. Yadkin Valley Financial Corporation website is www.yadkinvalleybank.com.  Yadkin Valley shares are traded on NASDAQ under the symbol YAVY.

Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements concerning our future growth, plans, objectives, expectations, performance, events and the like, as well as any other statements, including those regarding the proposed merger, that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, including, but not limited to: the businesses of Yadkin Valley and American Community may not be integrated successfully or such integration may take longer to accomplish than expected; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the merger may not be obtained on the proposed terms and schedule; shareholders may not approve the merger; continued disruption in worldwide and U.S. economic conditions; changes in the interest rate environment which may reduce the net interest margin; a continued downturn in the economy or real estate market; greater than expected noninterest expenses or excessive loan losses as a result of changes in market conditions and the adverse impact on the value of the underlying collateral and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause or contribute to such differences, please see Yadkin Valley’s and American Community’s filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable though they are inherently uncertain and difficult to predict. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by either company or any person that the future events, plans, or expectations contemplated by either company will be achieved. Yadkin Valley and American Community do not intend to and assume no responsibility for updating or revising any forward-looking statement contained in this press release, whether as a result of new information, future events or otherwise

For additional information contact:

William A. Long

President and CEO

Edwin E. Laws

CFO

(336) 526-6312

Megan R. Malanga

Nvestcom Investor Relations

(954) 781-4393

megan.malanga@nvestcom.com

Yadkin Valley Financial Corporation

(Amounts in thousands except per share data)

(unaudited)

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2008	2008	2007

Interest Income:
Interest and fees on loans	$16,586	$17,552	$17,532
Interest on federal funds sold	11	8	31
Interest on taxable securities	1,272	1,335	1,390
Interest on tax-exempt securities	393	382	348
Interest-bearing deposits	76	161	38
Interest income	18,338	19,438	19,339
Interest expense	8,449	8,813	8,800
Net interest income	9,889	10,625	10,539
Provision for loan losses	4,360	1,334	1,689
Net interest income after provision for loan loss	5,529	9,291	8,850
Noninterest Income:
Service charges on deposit accounts	1,148	1,172	1,008
Other service fees	779	858	841
Net gain on sales of mortgage loans	2,250	1,872	1,488
Net (loss) on sales of investment securities	(43)	(966)	1
Income on investment in bank owned life Insurance	221	238	260
Mortgage banking income	123	(11)	175
Other income (loss)	35	(105)	(77)
Total noninterest income	4,513	3,058	3,696
Noninterest Expense:
Salaries and employee benefits	4,956	5,136	4,708
Occupancy and equipment expense	1,123	1,307	930
Printing and supplies	333	176	141
Data processing	186	217	83
Communications expense	277	272	193
Amortization of core deposit intangible	225	229	187
Other expense	3,003	2,424	1,753
Total noninterest expense	10,103	9,761	7,995
Income before income taxes	(61)	2,588	4,551
Income taxes	(278)	795	1,484
Net income	$217	$1,793	$3,067
Income per share:
Basic	$0.02	$0.16	$0.29
Diluted	$0.02	$0.15	$0.29

Average shares outstanding – basic	11,533	11,525	10,570
Average shares outstanding – diluted	11,585	11,583	10,650

Yadkin Valley Financial Corporation

(Amounts in thousands except per share data)

(unaudited)

	For the Twelve Months Ended December 31,
	2008	2007	2006

Interest income	$74,781	$75,193	$67,306
Interest expense	34,536	33,301	26,429
Net interest income	40,245	41,892	40,877
Provision for loan losses	7,852	2,489	2,165
Net interest income after provision for loan loss	32,393	39,403	38,712
Noninterest Income:
Service charges on deposit accounts	4,394	3,946	3,758
Other service fees	3,378	3,561	3,400
Net gain on sales of mortgage loans	7,679	5,882	6,026
Net gain (loss) on sales of investment securities	(1,016)	45	(86)
Income on investment in bank owned life Insurance	928	1,046	699
Mortgage banking income	190	451	257
Bank owned life insurance death benefit		564
Other income (loss)	(6)	(50)	291
Total noninterest income	15,547	15,445	14,345
Noninterest Expense:
Salaries and employee benefits	20,007	19,161	18,693
Occupancy and equipment expense	4,701	3,917	3,901
Printing and supplies	890	550	591
Data processing	786	399	418
Communications expense	1,035	1,127	1,031
Amortization of core deposit intangible	877	777	813
Other expense	10,363	7,028	6,646
Total noninterest expense	38,659	32,959	32,093
Income before income taxes	9,281	21,889	20,964
Income taxes	2,630	7,201	7,172
Net income	$6,651	$14,688	$13,792
Income per share:
Basic	$0.59	$1.39	$1.30
Diluted	$0.59	$1.37	$1.28

Average shares outstanding – basic	11,236	10,595	10,641
Average shares outstanding – diluted	11,307	10,713	10,789

Yadkin Valley Financial Corporation

(Amounts in thousands except per share data)

(unaudited)

		As of Dec 31,
	2008	2007*	2006*
Assets
Cash and due from banks	$22,553	$24,268	$42,387
Federal funds sold and interest-bearing deposits	3,469	2,058	1,669
Securities available for sale	137,771	142,484	127,521
Gross loans held for investment	1,187,569	898,753	814,910
Allowance for loan losses	(19,098)	(12,446)	(10,829)
Net loans held for investment	1,168,471	886,307	804,081
Loans held for sale	49,929	52,754	42,351
Accrued interest receivable	5,594	6,055	5,796
Premises and equipment, net	33,900	26,780	27,098
Federal Home Loan Bank stock	7,877	2,557	3,633
Investment in bank-owned life insurance	23,607	22,683	22,797
Goodwill	54,149	32,697	32,697
Core deposit intangible	4,660	4,261	5,038
Other assets	14,651	8,173	5,797
Total Assets	$1,526,631	$1,211,077	$1,120,865

Liabilities and Stockholders’ Equity
Non-interest bearing deposits	$153,573	$154,979	$151,812
NOW, savings, and money market	283,891	232,888	233,032
Time deposits over $100,000	333,375	267,530	228,553
Other time deposits	384,203	308,045	294,450
Total deposits	1,155,042	963,442	907,847
Borrowed funds	207,962	104,199	79,063
Accrued interest payable	3,554	3,435	2,975
Other liabilities	7,670	6,732	6,581
Total Liabilities	1,374,228	1,077,808	996,466
Stockholders’ equity	152,403	133,269	124.399
Total Liabilities and Stockholders’ Equity	$1,526,631	$1,211,077	$1,120,865

Shares outstanding at end of period	11,536	10,563	10,611

* Note: Derived from audited financial statements

Yadkin Valley Financial Corporation

(unaudited)

	For the Three Months Ended
	Dec 31, 2008	Sep 30, 2008	Jun 30, 2008	Mar 31, 2008	Dec 31, 2007
			(restated)
Per Share Data:
Basic Earnings per Share	$0.02	$0.16	$0.15	$0.28	$0.29
Diluted Earnings per Share	$0.02	$0.15	$0.15	$0.27	$0.29
Book Value per Share	$13.21	$13.24	$13.00	$13.16	$12.62
Tangible Book Value per Share	$8.11	$8.12	$7.87	$8.12	$9.12
Cash Dividends per Share	$0.13	$0.13	$0.13	$0.13	$0.13

Selected Performance Ratios:
Return on Average Assets (annualized)	0.06%	0.49%	0.49%	0.98%	1.04%
Return on Average Equity (annualized)	0.56%	4.66%	4.57%	8.55%	9.14%
Return on Tangible Equity (annualized)	0.91%	7.61%	7.45%	11.75%	12.66%
Net Interest Margin (annualized)	3.02%	3.33%	3.34%	3.56%	4.03%
Net Interest Spread (annualized)	2.65%	2.90%	2.87%	2.94%	3.30%
Noninterest Income as a % of Revenue	44.94%	24.76%	31.84%	30.61%	26.45%
Noninterest Income as a % of Average Assets	0.31%	0.21%	0.29%	0.33%	0.32%
Noninterest Expense as a % of Average Assets	0.68%	0.68%	0.72%	0.73%	0.69%
Net Noninterest income as a % of Average Assets	-0.38%	-0.47%	-0.43%	-0.40%	-0.37%
Efficiency Ratio	67.61%	68.64%	67.82%	62.68%	54.12%

Asset Quality:
Nonperforming Loans (000’s)	12,551	9,667	4,830	4,992	1,962
Nonperforming Assets(000’s)	16,569	12,668	6,945	7,289	2,564
Nonperforming Loans to Total Loans	1.01%	0.83%	0.43%	0.48%	0.21%
Nonperforming Assets to Total Assets	1.09%	0.86%	0.49%	0.51%	0.21%
Allowance for Loan Losses to Total Loans Held For Investment	1.61%	1.48%	1.48%	1.40%	1.38%
Allowance for Loan Losses to Nonperforming Loans	152%	171%	329%	292%	634%
Net Charge-offs/Recoveries to Average Loans (annualized)	0.60%	0.24%	0.14%	(0.01)%	0.21%

Capital Ratios:
Equity to Total Assets	9.98%	10.39%	10.46%	10.58%	11.01%
Tangible Equity to Tangible Assets	6.38%	6.64%	6.60%	6.80%	8.21%
Tier 1 leverage ratio(1)	8.12%	8.36%	8.40%	10.07%	8.41%
Tier 1 risk-based ratio(1)	9.01%	9.40%	9.34%	9.50%	9.16%
Total risk-based capital ratio(1)	10.26%	10.65%	10.59%	10.74%	10.36%

Note:  (1) Tier 1 leverage, Tier 1 risk-based and Total risk-based ratios are ratios for the bank, Yadkin Valley Bank and Trust Company, as reported on Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only - FFIEC 041

Yadkin Valley Financial Corporation

(unaudited)

	For the Twelve Months Ended
	Dec 31, 2008	Dec 31, 2007	Dec 31, 2006	Dec 31, 2005
Selected Performance Ratios:
Return on Average Assets	0.48%	1.31%	1.31%	1.14%
Return on Average Equity	4.58%	11.32%	11.52%	9.79%
Return on Tangible Equity	6.99%	15.90%	16.80%	14.65%
Net Interest Margin	3.31%	4.20%	4.45%	4.10%
Net Interest Spread	2.86%	3.49%	3.88%	3.71%
Noninterest Income as a % of Revenue	32.43%	28.15%	27.04%	28.68%
Noninterest Income as a % of Average Assets	1.13%	1.37%	1.36%	1.35%
Noninterest Expense as a % of Average Assets	2.81%	2.93%	3.05%	3.02%
Net Noninterest Income as a % of Average Assets	-1.68%	-1.56%	-1.69%	-1.67%
Efficiency Ratio	66.74%	55.45%	56.16%	59.32%

Asset Quality:
Net Charge-offs to Average Loans	0.26%	0.10%	0.10%	0.12%

Yadkin Valley Financial Corporation

Average Balance Sheets and Net Interest Income Analysis

(Dollars in Thousands)

(Unaudited)

Three Months Ended:

	December 31, 2008			December 31, 2007
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
INTEREST EARNING ASSETS
Federal funds sold	$4,609	$11	0.95%	$3,493	$31	3.52%
Interest bearing deposits	6,220	76	4.85%	3,387	38	4.45%
Investment securities (1)	137,010	1,838	5.32%	144,191	1,892	5.21%
Total loans (1),(2)	1,179,459	16,621	5.59%	905,455	17,570	7.70%
Total average earning assets (1)	1,327,298	18,546	5.54%	1,056,526	19,531	7.33%
Noninterest earning assets	149,763			108,609
Total average assets	$1,477,061			$1,165,135

INTEREST BEARING LIABILITIES
NOW and money market	$244,607	$856	1.39%	$193,008	$1,078	2.22%
Savings	36,964	30	0.32%	35,281	70	0.79%
Time certificates	701,426	6,638	3.75%	565,841	6,863	4.81%
Total interest bearing deposits	982,997	7,524	3.04%	794,130	8,011	4.00%
Repurchase agreements sold	45,920	210	1.81%	40,490	357	3.50%
Borrowed funds	129,672	715	2.19%	31,072	432	5.52%
Total interest bearing liabilities	1,158,589	8,449	2.89%	865,692	8,800	4.03%

Noninterest bearing deposits	153,322			159,218
Stockholders’ equity	153,344			133,166
Other liabilities	11,806			7,059
Total average liabilities and stockholders’ equity	$1,477,061			$1,165,135

NET INTEREST INCOME/ YIELD (3),(4)		$10,097	3.02%		$10,731	4.03%

INTEREST SPREAD (5)			2.65%			3.30%

(1)

Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 34%, reduced by the nondeductible portion of interest expense

(2)	The loan average includes loans on which accrual of interest has been discontinued.
(3)	Net interest income is the difference between income from earning assets and interest expense.
(4)	Net interest yield is net interest income divided by total average earning assets.
(5)	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

Yadkin Valley Financial Corporation

Average Balance Sheets and Net Interest Income Analysis

(Dollars in Thousands)

(Unaudited)

Twelve Months Ended:

	December 31, 2008			December 31, 2007
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

INTEREST EARNING ASSETS
Federal funds sold	$2,451	$56	2.28%	$5,825	$298	5.12%
Interest bearing deposits	9,885	376	3.80%	3,213	148	4.61%
Investment securities (1)	138,674	7,442	5.37%	137,839	7,067	5.13%
Total loans (1),(2)	1,088,626	67,725	6.22%	867,725	68,377	7.88%
Total average earning assets (1)	1,239,636	75,599	6.10%	1,014,602	75,890	7.48%
Noninterest earning assets	136,221			110,230
Total average assets	$1,375,857			$1,124,832

INTEREST BEARING LIABILITIES
NOW and money market	$235,836	$3,866	1.64%	$188,909	$4,196	2.22%
Savings	36,949	185	0.50%	36,152	343	0.95%
Time certificates	640,282	26,210	4.09%	550,448	26,453	4.81%
Total interest bearing deposits	913,067	30,261	3.31%	775,509	30,992	4.00%
Repurchase agreements sold	48,981	1,132	2.31%	36,171	1,223	3.38%
Borrowed funds	103,086	3,143	3.05%	21,980	1,086	4.94%
Total interest bearing liabilities	1,065,134	34,536	3.24%	833,660	33,301	3.99%

Noninterest bearing deposits	154,074			154,838
Stockholders’ equity	145,184			129,722
Other liabilities	11,465			6,612
Total average liabilities and stockholders’ equity	$1,375,857			$1,124,832

NET INTEREST INCOME/ YIELD (3),(4)		$41,063	3.31%		$42,589	4.20%

INTEREST SPREAD (5)			2.86%			3.49%

(1)

Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 34%, reduced by the nondeductible portion of interest expense

(2)	The loan average includes loans on which accrual of interest has been discontinued.
(3)	Net interest income is the difference between income from earning assets and interest expense.
(4)	Net interest yield is net interest income divided by total average earning assets.
(5)	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.